Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made among (i) Keith Wong (“Employee”), an Arizona resident, (ii) CELLULAR BIOMEDICINE GROUP, INC., a Delaware corporation (the “Parent”), and (iii) EASTBRIDGE INVESTMENT CORP., a Delaware corporation wholly owned by the Parent (the “Company”). Employee, Parent and the Company are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Employee and the Company entered into an Employment Agreement (the “Employment Agreement”), effective as of February 6, 2013;

WHEREAS, the Company wishes to terminate Employee’s employment with the Company based on business reasons unrelated to Employee’s performance, effective as of July 31, 2014  (the “Termination Date”),

WHEREAS, the Parties wish to resolve fully and finally any potential disputes regarding Employee’s employment with the Company or the Parent and any other potential disputes between the Parties by providing general releases to each other; and

WHEREAS, in order to accomplish these ends, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1.           Separation and Effective Date.  Subject to the terms of this Agreement, Company hereby terminates Employee’s employment with the Company.  Pursuant to such termination and subject to the other terms of this Agreement, the Employment Agreement will terminate, Employee’s employment with the Company will end, and his positions as Chief Executive Officer and President of the Company will terminate on and as of the Termination Date.  This Agreement shall become effective (the “Effective Date”) on the eighth day after Employee’s execution of this Agreement, provided that employee has not revoked Employee’s acceptance pursuant to Section 8(h) below.

2.           Severance Payments.

(a)           Subsequent to the Termination Date, and on the express condition that Employee has not revoked this Agreement, the Parent shall cause the Company to provide Employee with the severance payments (the “Severance Payments”) in accordance with the schedule attached hereto as Annex I, due and payable within thirty (30) days following the Termination Date; provided however, that no payments under this Section 2 shall be made until the Parent’s receipt of the stock certificates set forth on Annex II attached hereto.  Such amounts when paid in full shall constitute complete and full payment of any and all amounts due under the Employment Agreement, including salary and bonus amounts that have been earned by the Executive but have not yet been paid as of the Termination Date.

(b)           The Company shall issue an IRS Form W-2 to Employee reflecting the Severance Payments made pursuant to this Section 2.  For purposes of clarity, the Company shall withhold amounts for payment of taxes as required by local, state and federal law. Employee shall be solely responsible for payment of taxes as required by local, state and federal law.  If a claim is made against the Company for any tax or withholding in connection with or arising out of the Severance Payments pursuant to Section 2, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including but not limited to any taxes, attorneys’ fees, penalties or interest, which are or become due from the Company.

(c)           Parent shall pay to the  Employee a lump sum amount equivalent to the cost of maintaining continuous medical and dental coverage for the Employee for a period of two (2) years from the Termination Date under Parent’s current medical plan . The current payment for Employee under the Parent’s current medical plan is approximately $520 per month, for an aggregate amount of $12,480 (the “Medical Payments”).  The Medical Payment shall due and payable within thirty (30) days following the Termination Date subject to the conditions set forth in Section 2(a) above.

(d)           Employee understands and agrees that he would not receive the monies and/or benefits specified in this Section 2, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

3.             Resignation of Directorship.  Employee shall voluntarily resign from any director position in the Company or the Parent, within five (5) days following the Effective Date, provided that Parent shall pay Employee the sum of $8,335, representing director fees for the remainder of calendar year  2014.  The stated sum shall be paid within thirty (30) days from the Termination Date.

4.           General Release.

(a)           Subject to the exclusions contained in Section 14 to this Agreement, Employee, for himself and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly and intentionally releases and discharges the Parent, the Company and their predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

(b)           The Released Claims, except as excluded by Section 14 of this Agreement, include but are not limited to those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, national origin, sex, disability, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; and (vii) any claim which was or could have been raised by Employee, including any claim that this Agreement was fraudulently induced.

(c)           Subject to the exclusions contained in Section 14 to this Agreement, each of the Parent and the Company and their respective affiliates, successors, subrogees, assigns, agents, officers, directors, employees, associates, attorneys, and representatives (collectively, the “Parent Releasors”), voluntarily, knowingly and intentionally releases and discharges the Employee and his successors, heirs and assigns from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Parent Released Claims”).

(d)           The Parent Released Claims, except as excluded by Section 14 of this Agreement, include but are not limited to those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof, including the Employment Agreement; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties (except as provided herein) and claims under any severance plan; (iv) all federal, state, and municipal statutes, ordinances, and regulations; and (vi) any claim which was or could have been raised by Parent and/or Company, including any claim that this Agreement was fraudulently induced.  Notwithstanding the foregoing, nothing herein shall release or affect the Parent Releasors’ claims concerning any alleged act by Employee concerning intentional misrepresentation, willful misconduct, fraud or embezzlement.

(e)           Employee shall continue to be indemnified for actions taken while employed by Company and while acting as a Director of the Parent under Company and/or Parent’s Articles of Incorporation and/or By-Laws, as applicable, as in effect on the Termination Date, and Employee shall continue to be covered by Parent’s directors and officers liability insurance policy as in effect as of the Termination Date for Employee acts prior to and through the Termination Date.

5.           Non-Competition; Non-Solicitation; Anti-Raiding.  Without the prior written approval of the President or Chief Executive Officer of the Parent, Employee shall not, directly or indirectly, commencing upon the date hereof and terminating upon the date he receives the final Severance Payment, anywhere in the world:

(a)            Contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with the Company or Parent or any of their Affiliates (as defined below), in any business carried on by the Company or Parent or any of their Affiliates during the period in which Employee was an employee of the Company, any suppliers, independent contractors, vendors, or other business associates of the Company or Parent or any of their Affiliates that were existing or identified prospective suppliers, independent contractors, vendors, or business associates during such period, or (ii) otherwise interfere in any way in the relationships between the Company or any of its Affiliates and their suppliers, independent contractors, vendors, and business associates. “Affiliates” shall mean any entity controlled by or under common control with Employer or any joint venture, partnership or other similar entity to which the Company is a party.

(b)       Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of the Company or the Parent or any of their Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with the Company or the Parent or any of their Affiliates; or (iii) in any way interfere with the relationship between the Company or the Parent and any of their Affiliates and their employees.

(c)           Notwithstanding anything contained herein or in the Employment Agreement, including Sections 10 through 13 inclusive of the Employment Agreement, to the contrary, following the Termination Date Employee shall be authorized and not be precluded from engaging in or replicating the business model of the Company whether individually or through another entity, provided that, at no time will Employee, without the prior written consent of the Parent, contact, solicit, engage or be engaged by prior or existing clients of the Company.

6.         Unknown Facts.  This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected.  Employee hereby acknowledges that he may hereafter discover facts different from, or in addition to, those which he now knows or believes to be true with respect to this Agreement, and he agrees that this Agreement and the release contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

7.         No Admission of Liability.  The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

8.         Warranties.  Employee warrants and represents as follows:

a.         He has read this Agreement, and he agrees to the conditions and obligations set forth in it.

b.         He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company or the Parent including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company or the Parent.

c.         To the best of his knowledge, there is no lawsuit, charge, or proceeding against the Company or the Parent or any of their officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

d.           The Company is not now, nor has it been in the past, in breach of the Employment Agreement.

e.         Prior to Employee’s execution of this Agreement, he has not used or disclosed any information in a manner that would be a violation of Sections 9 or 10 set forth below if such use or disclosure were to be made after the execution of this Agreement.

f.          He has full and complete legal capacity to enter into this Agreement.

g.         He has had at least twenty-one (21) days in which to consider the terms of this Agreement.  In the event that Employee executes this Agreement in less time, it is with the full understanding that he had the full twenty-one (21) days if he so desired and that he was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement.  In such event, Employee expressly intends such execution to be a waiver of any right he had to review the Agreement for a full twenty-one (21) days.

h.         He understands that this Agreement waives any claim he may have under the Age Discrimination in Employment Act.  Employee may revoke this Agreement for up to seven days following its execution, and this Agreement shall not become enforceable and effective until seven days after such execution.  If Employee chooses to revoke this Agreement, he must provide written notice to Sarah Williams, Esq., Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 by hand delivery and by facsimile (212) 370-7889) within seven calendar days of Employee’s execution of this Agreement.  If Employee does not revoke within the seven-day period, the right to revoke is lost.

i.          He admits, acknowledges, and agrees that, as of the Termination Date, other than as provided herein, he is not entitled to any additional payments, severance, options, benefits or reimbursement under Sections 5 and 6 of the Employment Agreement, and that the payments and considerations contained herein are good and sufficient consideration for this Agreement.  He admits, acknowledges, and agrees that, other than the payments set forth in Section 2 hereof, he has been fully and finally paid or provided all wages, compensation, vacation, expenses (including, but not limited to, relocation and travel expenses), bonuses, stock, stock options, or other benefits from the Company which are or could be due to Employee from the Company up through the date of this Agreement.

            j.          He has not taken any action or made any statement materially adverse to the Company’s interests prior to signing this Agreement.

9.           Confidential Information.  Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers or other terms or conditions of the negotiations, shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement, members of Employee’s immediate family, and his legal and financial advisors.  Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; (iii) if the Parent or Company has otherwise provided written, public disclosure of the terms and conditions of the Agreement; or (iv) in response to compulsory process, and only then after giving the Company ten days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders.  Otherwise, in response to inquiries about this matter, Employee shall state, “My employment with the Company has ended,” and nothing more.  Employee hereby expressly acknowledges that any breach of this Section 9 shall result in a claim for injunctive relief, damages and/or criminal sanctions and penalties against Employee by the Company, and possibly others.

10.           Non-Disparagement.  Employee agrees that, as of and after the Termination Date, he will not make to any person any statement that disparages the Company or the Parent or reflects negatively on the Company or the Parent, including, but not limited to, statements regarding the Company’s or the Parent’s financial condition, employment practices, or their officers, directors, board members, employees, affiliates, attorneys, customers, or vendors.  Similarly, the Company and the Parent, as of and after the Termination Date, shall not make any statement that disparages Employee or reflects negatively on him.

11.           Return of Company Property and Information.  Employee represents and warrants that, as of the date of this Agreement, he has delivered or caused to be delivered to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, via Federal Express or other registered express mail, the stock certificates set forth on Annex II, all of which are in the name of the Company.  Additionally, Employee represents and warrants that as of the date of this Agreement, he has returned any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Parent or their businesses whether or not developed, produced, or conceived, in whole or in part, by Employee during the term of his employment with the Company.  Employee agrees that, to the extent that he possesses any files, data, or information relating in any way to the Company or the Parent or their businesses on any personal computer, he will delete those files, data, or information (and will retain no copies in any form).  Employee also will return any Company or Parent bank account access information and all other Company or Parent property in any form within thirty (30) days following the Termination Date, except for the Company’s office furniture, which will be donated to charity prior to the date the Employee executes this Agreement.  On or after the Termination Date, Employee shall have no right to enter the Company’s or Parent’s offices, wherever located, for any purpose, absent the advanced written consent of the Company.  Employee hereby expressly acknowledges that the foregoing steps are necessary to protect the Company’s and the Parent’s proprietary interests in its trade secrets, confidential information, and copyrights, and that Employee is not entitled to use, disclose, or otherwise benefit from the Company’s or the Parent’s proprietary interests.  Employee understands that any breach of this Section 10 will also constitute a misappropriation of the Company’s or Parent’s proprietary rights, and may constitute a theft of the Company’s or the Parent’s trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Employee by the Company or the Parent, and possibly others, as the case may be.

12.           Severability.  If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof.  In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to affect the intent of the Parties to the fullest extent permitted by applicable law.  Any claim by Employee against the Company or the Parent shall not constitute a defense to enforcement by the Company or the Parent.

13.       Assignment.  The rights and obligations under this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, successors and assigns of
Employee and the Company or the Parent. Neither party may assign their rights or obligations under this Agreement without the reasonable written consent of the other party.

14.       Enforcement.  The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement.  The Parties shall be free to pursue any remedies available to them to enforce this Agreement. In the event that Employee must engage legal counsel and/or take legal action to enforce the terms of this Agreement and the Employee prevails in his allegations that the Company or the Parent has not performed its obligations pursuant to the terms of this Agreement, Employee shall be entitled to recover from the Company or the Parent, as the case may be, all associated costs and expenses, including, without limitation, reasonable attorneys’ fees.

15.       Entire Agreement.  This Agreement, and the surviving provisions of the Employment Agreements, constitutes the entire agreement between the Parties with respect to the subject matter contained herein.  This Agreement supersedes any and all prior oral or written promises or agreements between the Parties, except as otherwise provided herein.  Employee acknowledges that he has not relied on any promise, representation, or statement other than those set forth in this Agreement.  This Agreement cannot be modified except in writing signed by all Parties.

16.       Venue and Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions.  Venue and jurisdiction shall be in the federal or state courts in New York, New York.

17.       Counterparts.  This Agreement may be executed in counterparts, which together shall constitute a single instrument.

18.           IRC Section 409A.

a.           It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

b.           In the event that a payment or benefit payable under this Agreement is subject to the additional tax imposed by Section 409A of the Code, the Company shall (at Employee’s option) pay directly, or reimburse Employee for such additional tax and any interest and penalty related thereto (the “409A Amounts”) within 10 days of Employee’s submission to the Company of the taxing authority’s determination of amounts due (which determination must be submitted by Employee to the Company within 30 days of receipt by Employee), and in the case of Employee’s payment, evidence of such payment.  At the same time as the Company’s payment or reimbursement, the Company shall pay Employee a gross-up amount to cover income, excise, and other applicable taxes on the 409A Amounts and on the gross-up amount (before this further gross-up).  For purposes of calculating the gross-up amounts for taxes, the Employee shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal, and foreign tax laws for which the payment is made.

EMPLOYEE IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGEEMENT AND GENERAL RELEASE. EMPLOYEE IS ALSO ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWNG THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY, C/O SARAH WILLIAMS, ESQ., ELLENOFF GROSSMAN & SCHOLE LLP, 1345 AVENUE OF THE AMERICAS, 11TH FLOOR, NEW YORK, NEW YORK 10105, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE MAILED TO MS. WILLIAMS AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGEREMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASEES AS DETAILED HEREIN.

IN WITNESS WHEREOF, the Parties have voluntarily executed this Agreement on the dates written below.

EMPLOYEE:

/s/ Keith Wong
	Name: Keith Wong	Date: July 31, 2014

THE COMPANY:

EASTBRIDGE INVESTMENT CORP.

By:	/s/ Keith Wong
	Name: Keith Wong	Date: July 31, 2014
Title: CEO

THE PARENT:

CELLULAR BIOMEDICINE GROUP, INC.

By:	/s/ Tony Liu
	Name: Tony Liu	Date: July 31, 2014
Title: CFO

Annex I

$480,000 (two times of Employee’s Base Compensation as defined in the Employment Agreement)

Annex II

[attached hereto]

		Annex II as of July 31, 2014
			Total as of	Status of
Client Name	Cert #	Shares	7/31/2014	7/31/2014

LongWen	0002	1,000,000
	0003	1,000,000
	0004	1,000,000
	0005	1,000,000
	0006	1,000,000
			5,000,000	1

Wonder International
Education & Investment	2,547	1,857,130	1,857,130	2
Group Corp.

Dwarf Technology	1007	1,000,000
Holding, Inc.	1008	1,000,000
	1009	1,000,000	3,000,000	1

HuiYu	0001	1,000,000
	0002	1,000,000
	0003	1,000,000	3,000,000	1

JiangLong	0001	1,000,000
	0002	1,000,000
	0003	1,000,000	3,000,000	1

Alpha Lujo, Inc.	1102	1,000,000
	CJ1-1067	1,142,350
	1236	800,000	2,942,350	2

Arem Pacific	5117	1,000,000
Corporation	5167	4,000,000
	3/31/14	3,000,000	8,000,000	2

1. Previously delivered to the Parent's accountant, Rivers & Moore, PLLC.

2. Previously delivered to the Parent's attorney,  Ellenoff Grossman and Schole LLP.